Exhibit (h)(2)(iii)

AMENDMENT No. 3 TO AMENDED AND RESTATED MASTER ADMINISTRATION AGREEMENT

This Amendment No. 3 to the Amended and Restated Master Administration Agreement is made as of November13, 2023 (the “Amendment”) by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”) and Brighthouse Funds Trust I and Brighthouse Funds Trust II, on behalf of their respective management investment companies identified on Schedule A attached thereto and each management investment company made subject to the Agreement in accordance with Section 1 thereof, severally and not jointly (each, a “Trust”) and shall be effective as of January 2, 2024 and as set forth in Section 2 below. Capitalized terms used in this Amendment without definition shall have the respective meanings ascribed to such terms in the Agreement (as defined below).

WHEREAS, the Administrator and the Trusts entered into an Amended and Restated Master Administration Agreement dated as of October 1, 2012 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”); and

WHEREAS, the parties hereto wish to amend the Agreement as set forth below.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

1.	The following language is added to the Agreement as a new Section 5(e)(1):

Prepare for the review by designated officer(s) of the Trust’s financial information regarding the Fund(s) that will be included in the Trust’s semi-annual and annual shareholder reports, Tailored Shareholder Report and other quarterly reports (as mutually agreed upon), including tax footnote disclosures, where applicable;

2.	Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

3.	This Amendment shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws provisions.

4.

This Amendment may be executed in separate counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

BRIGHTHOUSE FUNDS TRUST I AND BRIGHTHOUSE FUNDS TRUST II, ON BEHALF OF THEIR RESPECTIVE MANAGEMENT INVESTMENT COMPANIES IDENTIFIED ON SCHEDULE A TO THE AGREEMENT, SEVERALLY AND NOT JOINTLY

By:	/s/ Alan R. Otis
Name:	Alan R. Otis
Title:	Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ David Whelan
Name:	David Whelan
Title:	Managing Director